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                                                                    EXHIBIT 99.1


For additional information contact:

INTELLICORP, INC.                                DELOITTE & TOUCHE
                                                 CONSULTING GROUP/ICS

Press Inquiries:                                 Press Inquiries:

Marty Hollander (650) 965-5762                   Maureen Carr (610) 558-7165
mhollander@intellicorp.com                       macarr@dttus.com

Financial Inquiries:

Ken Czaja (650) 965-5511
kczaja@intellicorp.com


              INTELLICORP ANNOUNCES PURCHASE OF UNIVERSAL PORTABLE
         INTERFACE(TM) (UPI) TOOL FOR SAP(TM) R/3(TM) DELOITTE & TOUCHE
                              CONSULTING GROUP/ICS

              PURCHASE SIGNIFIES STRATEGIC MOVE INTO PROCESS DRIVE
                             APPLICATION INTEGRATION

MOUNTAIN, VIEW, California (January 26,1998) IntelliCorp, Inc. (Nasdaq:INAI), the leading provider of live business modeling products for packaged applications, today announced the acquisition of the Universal Portable Interface (UPI) business from Deloitte & Touche Consulting Group/ICS (Deloitte Consulting/ICS), including the UPI software toolset for SAP R/3 business application solutions.

UPI will constitute an important cornerstone in IntelliCorp's effort to provide SAP customers and partners with a business process-drive implementation solution for building R/3-based IT systems.

Ken Haas, president of IntelliCorp, said, "Today's market requires an application integration solution that is easy to implement and maintain, but at the same time powerful enough to reliably handle very large transaction volumes. UPI has a proven track record of enabling R/3 customers to achieve this objective."

Al Fisher, chairman of the board for Deloitte Consulting/ICS, commented, "IntelliCorp has played an important leadership role in the SAP market and its vision regarding process-driven application integration is very compelling. IntelliCorp's Live Model(TM)



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software is the platform for industry Print(TM), our own model-based ERP implementation tool and methodology for jump-starting R/3 initiatives. We developed the UPI product based on client requirements, and we believe that IntelliCorp's proven capability as a leading R/3 implementation tools provider has made it the logical home for growing this valuable offering."

Current, UPI has over 100 customers worldwide, including Eastman Chemical and Hewlett-Packard. Michael Whitney, systems associate at Eastman Chemical, said, "We are using UPI for all of our interface development to and from our R/3 systems. This is a very powerful tool."

The purchase price for the UPI acquisition is $3 million in cash, plus one (1) million shares of IntelliCorp common stock, subject to adjustment under certain conditions. The acquisition, which will be accounted for as an asset purchase, includes primarily the UPI software and intellectual property rights. Key product development and support personnel related to the UPI product will join IntelliCorp, and they will remain in Chadds Ford, Pennsylvania.

CURRENT AND FUTURE PLANS FOR UPI

o Among other things, IntelliCorp plans to invest greater resources towards enhancing the capabilities of UPI, as well as towards creating a larger support and services organization to assist customers and implementation partners in their use of UPI.

o Since IntelliCorp has strong relationship with SAP's global implementation partners, most of whom have selected LiveModel as the basis for their business process-drive implementation methodologies, IntelliCorp plans to aggressively expand the sue of UPI beyond the Deloitte Consulting/ICS customer base. IntelliCorp will work with all of the implementation partners to incorporate UPI into their implementation practices, in part, by enhancing their ability to provide expert consulting services based on "retooling" ABAP consultants to work in the more productive UPI environment.

o IntelliCorp also plans to increase UPI's revenue-generating potential by distributing the product through its existing channels, including its direct sales force, aided by leverage from the company's relationship with implementation partners and SAP.

o Moreover, the company believes that it can obtain a powerful synergistic effect by integrating application integration tools such as UPI with its existing business process modeling technology to produce a process-drive application integration approach.




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BUSINESS PROCESS MODELING TOOLS LINKED WITH APPLICATION INTEGRATION TOOLS

IntelliCorp has already begun working with Oberon Software to integrate the Prospero(TM) product with LiveModel. Prospero's rapid application integration development environment provides a perfect match with UPI's robust, high volume transaction capability.

Marty Hollander, vice president of Marketing and Business Development for IntelliCorp, said, "In combining LiveModel with UPI and Prospero, we are creating an application integration solution that is inherently process driven. Enterprises can use LiveModel to describe their various business processes and generate the necessary interfaces. This eliminates many of the issues people have with hand-coded interfaces."

IntelliCorp has a long history of working with SAP on business process modeling. "We are actively working with SAP on the new Business Engineer(TM) for R/3 Version 4.0, which incorporates LiveModel software components," said Hollander. "The merger of business process modeling with application integration tools means that users will spend less time dealing with the actual objects and data that a set of applications consists of, and more time focused on the business processes that the applications support."

COMPANY PROFILES

Deloitte Consulting/ICS represents the SAP Service Line with Deloitte & Touche Consulting Group. The firm is a leader in providing enterprise transformation services. The combination of Enterprise Resource Planning (ERP) software knowledge with industry-specific business experience enables the firm to offer world-class implementation services. More than 2,400 Deloitte Consulting/ICS professionals serve a growing list of 250 clients worldwide. Headquartered in Chadds Ford, Penn., Deloitte Consulting/ICS has offices throughout North America, South America, Europe, Asia Pacific, and South Africa. For more information about Deloitte Consulting/ICS, visit their web site at www.deloitte-ics.com.

IntelliCorp is the leading provider of live business modeling products and services for implementing, configuring and integrating packaged applications, and for continuously engineering the enterprise. Using the ModelWorks(TM) product family--LiveModel and LiveAnalyst(TM), expert LiveDesign(TM) consulting services, and the GoLive(TM) support program, IntelliCorp delivers solutions for enterprise framework management. Universal Portable Interface (UPI) is a graphical software product for automatically building and managing data interfaces for SAP R/3. Headquartered in Mountain View, California, IntelliCorp has offices across the United States and Europe, and distributors throughout the world. IntelliCorp's web site is http://www.intellicorp.com.




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The statements in this release that relate to future plans, events, or performance are forward-looking statements. Actual results might differ materially due to a variety of factors. Additional information about these factors is contained in our most recent report on Form 10-KSB under the sections pertaining to Business and Risk Factors as well as in our Form 10-QSB under the section entitled Management's Discussion and Analysis of Financial Conditions and Results of Operations.










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